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                                          EXHIBIT 23




                      CONSENT OF INDEPENDENT ACCOUNTANTS



THE BOARD OF DIRECTORS
KOLLMORGEN CORPORATION:


     We consent to incorporation by reference in the Post-Effective Amendment No. 1 to Registration Statement (No. 33-44229) on Form S-8 of Kollmorgen Corporation of our report dated January 31, 1996, except as to the information presented in Note 8 relating to the Series D Convertible Preferred Stock redemption for which the date is February 19, 1996, relating to the consolidated balance sheets of Kollmorgen Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995.



                                    /s/  COOPERS & LYBRAND L.L.P.


                                     COOPERS & LYBRAND L.L.P.


Boston, Massachusetts
February 6, 1997